OIL STATES INTERNATIONAL INC.

Three Allen Center

333 Clay Street, Suite 4620

Houston, TX 77002

February 26, 2014

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Notice of Disclosure Filed in Exchange Act Quarterly Report Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Oil States International Inc. has made disclosure pursuant to such provisions in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the U.S. Securities and Exchange Commission on February 25, 2014. Such disclosure begins on page 22 of the Annual Report on Form 10-K and is incorporated by reference herein.

Sincerely,

/s/ Robert W. Hampton
Robert W. Hampton

Senior Vice President, Accounting and Corporate Secretary